INSIDER TRADING POLICY

While performing services for Aurora Innovation, Inc. and its subsidiaries (collectively, the “Company” or “Aurora”), you may come into possession of material nonpublic information about Aurora, its suppliers, partners, or other third parties. Federal and state securities laws prohibit individuals and entities from trading in the securities of a company (e.g., stocks, bonds, warrants, etc.) on the basis of material nonpublic information. Securities laws also prohibit disclosure of material nonpublic information to others (often referred to as “tipping”) who then trade on the basis of that information. The purpose of this Insider Trading Policy (the “Policy”) is to help Aurora’s directors, officers, employees and other service providers comply with the federal and state securities laws and regulations that govern trading in securities, and to help Aurora minimize its own legal and reputational risk.
Aurora’s General Counsel serves as the Compliance Officer of this Policy. The Compliance Officer may from time to time designate others to assist with the execution of his or her duties under this Policy. Should you have any questions about this Policy, you can reach out to trading-questions@aurora.tech.
A.    What is Aurora’s policy regarding insider trading?
Federal and state securities laws prohibit trading in securities on the basis of material nonpublic information. If you are in possession of material nonpublic information about Aurora, you are prohibited from:
1.using it to transact in securities of Aurora;
2.disclosing it to anyone outside of Aurora (including spouses, friends and family), except as expressly authorized by the Compliance Officer;
3.disclosing it to other insiders at Aurora (e.g., employees, consultants, advisors, etc.) whose roles do not require them to have the information; or
4.using it to express an opinion or make a recommendation about trading in Aurora’s securities.
In addition, if you learn of material nonpublic information through your service with Aurora that could be expected to affect the trading price of the securities of another company (e.g., Aurora’s partners, suppliers, customers or competitors), you cannot (x) use that information to trade, directly or indirectly through others, or (y) provide that information to another person in order to trade, in the securities of that other company. Any such action will be deemed a violation of this Policy.
You may not at any time disclose material nonpublic information about the Company or about another company that you obtained in connection with your service with the Company to friends, family members or any other person or entity that the Company has not authorized to know such
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information. In addition, you must handle the confidential information of others in accordance with any related non-disclosure agreements and other obligations that the Company has with respect to such information.
If you receive an inquiry for information from someone outside of the Company, such as a stock analyst, or a request for sensitive information outside the ordinary course of business from someone outside of the Company, such as a business partner, vendor, supplier or salesperson, then you should refer the inquiry to the Compliance Officer.
B.    What is material nonpublic information?
This Policy prohibits trading in Aurora securities when you are in possession of information that is both “material” and “nonpublic.”
Material Information
“Material information” means, with respect to a given company, information that a reasonable investor would be substantially likely to consider important in deciding whether to buy, hold or sell securities of that company, or view as significantly altering the total mix of information available in the marketplace about that company as an issuer of the securities. In general, any information that could reasonably be expected to affect the market price of a security is likely to be material. Either positive or negative information may be material.
It is not possible to define all categories of potentially “material” information. However, some examples of information that could be regarded as material include, but are not limited to:
1.financial results, key metrics, financial condition, earnings pre-announcements, guidance, projections or forecasts, particularly if inconsistent with the Company’s guidance or the expectations of the investment community;
2.changes in independent auditors, or notification that the Company may no longer rely on an audit report;
3.business plans or budgets;
4.creation of significant financial obligations, or any significant default under or acceleration of any financial obligation;
5.significant developments involving business relationships, including execution, modification or termination of significant agreements with partners, suppliers or manufacturers;
6.significant developments in technology, research and development, or relating to intellectual property, in each case to the extent they might impact goals that have been identified publicly as important targets for the Company;
7.major events involving Aurora’s securities, including option re-pricings, stock splits, public or private securities offerings, or modification to the rights of security holders;
8.significant corporate events, such as a pending or proposed merger, joint venture or tender offer, a significant investment, the acquisition or disposition of a significant business or asset or a change in control of the Company;
9.major personnel changes;
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10.data breaches or other cybersecurity events; and
11.the existence of a special blackout period.
Nonpublic Information
Information is considered “nonpublic” if it is not generally known or made available to the public. Even if information is widely known throughout Aurora, it may still be nonpublic. Generally, in order for information to be considered public, it must be made generally available through media outlets or SEC filings.
After the release of information, a reasonable period of time must elapse in order to provide the public an opportunity to absorb and evaluate the information provided. As a general rule, at least two full trading days must pass after the dissemination of information before it is considered public.
C.    Who is covered by this Policy?
This Policy applies to Aurora’s directors, officers, employees, and certain consultants, advisors and contractors of the Company who may have access to material nonpublic information about Aurora (collectively, “Covered Persons”). This Policy also covers Covered Persons’ immediate family members, persons with whom they share a household, persons who are their economic dependents and any entity whose transactions in securities they influence, direct or control (collectively, “Related Parties”), provided, however, that the Policy shall not apply to any such entity that engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership) if such entity has established its own insider trading controls and procedures in compliance with applicable securities laws. Covered Persons are responsible for making sure that their Related Parties comply with this Policy.
This Policy continues to apply even if a Covered Person leaves Aurora or is otherwise no longer affiliated with or providing services to the Company, for as long as they remain in possession of material nonpublic information. In addition, if a Covered Person is subject to a trading blackout under this Policy at the time they leave Aurora, they and their Related Parties must abide by the applicable trading restrictions until at least the end of the relevant blackout period.
D.    What types of transactions are covered by this Policy?
Subject to the exceptions described in Section F, this Policy applies to all transactions involving (a) Aurora’s securities or (b) the securities of other companies about which you possess material nonpublic information which was obtained in connection with your service with Aurora. This Policy therefore applies to:
1.any purchase, sale, loan or other transfer or disposition of any equity securities (including common stock, options, restricted stock units, warrants and preferred stock) and debt securities (including debentures, bonds and notes) of Aurora and such other companies, whether direct or indirect (including transactions made on your behalf by money managers);
2.any disposition in the form of a gift of any securities of the Company;
3.any distribution to holders of interests in an entity if the entity is subject to this Policy;
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4.any other arrangement that generates gains or losses from or based on changes in the prices of such securities including derivative securities (for example, exchange-traded put or call options, swaps, caps and collars), hedging and pledging transactions, short sales and certain arrangements regarding participation in benefit plans; and
5.any offer to engage in the transactions discussed above.
Further, Covered Persons and their Related Parties may not engage in any of the following types of transactions, regardless of whether they have material nonpublic information or are within an open trading window:
Short Sales. You may not engage in short sales (meaning the sale of a security that must be borrowed to make delivery) or “sell short against the box” (meaning the sale of a security with a delayed delivery) if such sales involve Aurora’s securities.
Derivative Securities and Hedging Transactions. You may not, directly or indirectly, (a) trade in publicly-traded options, such as puts and calls, and other derivative securities with respect to Aurora’s securities (other than stock options, restricted stock units and other compensatory awards issued to you by Aurora) or (b) purchase financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of equity securities either (i) granted to you by Aurora as part of your compensation or (ii) held, directly or indirectly, by you.
Pledging Transactions. You may not pledge Aurora’s securities as collateral for any loan or as part of any other pledging transaction.
Margin Accounts. You may not hold Aurora’s common stock in margin accounts.
There are no exceptions from insider trading laws or this Policy based on the size of the transaction or the type of consideration received.
E.    Are there blanket trading restrictions that will apply to me?
The announcement of Aurora’s quarterly financial results can impact the market for Aurora’s securities. Even if you do not have actual knowledge of Aurora’s financial results or key performance metrics, any trades made by you before the Company’s quarterly results are released to the public could create an appearance of improper trading and lead to SEC scrutiny. In addition, there are certain individuals who by virtue of their role at Aurora may continue to have material nonpublic information after quarterly results have been publicly announced. Accordingly (and subject to the exceptions set forth below), this Policy restricts trading during certain periods and by certain people as follows:
Quarterly Blackout Periods. Subject to the exceptions discussed in Section F, all directors, officers and employees of Aurora must refrain from conducting transactions involving the Company’s securities during quarterly blackout periods. Quarterly blackout periods also cover your Related Parties.
Quarterly blackout periods will start at the end of the fifteenth day of the third month of each fiscal quarter and will end after two full trading days have passed following Aurora’s earnings release. For example, if the Company publicly announces its earnings after market close on a Wednesday, the first time that Aurora’s directors, officers and employees would be able to buy
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or sell Aurora’s securities is when the market opens the following Monday (assuming that Thursday and Friday are trading days).
The prohibition against trading during the blackout period also means that brokers cannot fulfill open orders on your behalf or on behalf of your Related Parties, during the blackout period (even if the order is placed outside of a blackout period), including “limit orders” to buy or sell stock at a specific price or better and “stop orders” to buy or sell stock once the price of the stock reaches a specified price. If you are subject to blackout periods or pre-clearance requirements, you should so inform any broker with whom such an open order is placed at the time it is placed.
From time to time, the Company may identify other persons who should be subject to quarterly blackout periods.
Special Blackout Periods. The Company always retains the right to impose additional or longer trading blackout periods at any time on any or all Covered Persons. The Compliance Officer will notify you if you are subject to a special blackout period. If you are notified that you are subject to a special blackout period, you and your Related Parties may not engage in any transaction involving the Company’s securities until the special blackout period has ended other than the transactions that are covered by the exceptions below. You also may not disclose to anyone else that the Company has imposed a special blackout period, except that you may instruct your Related Parties not to trade in Aurora securities while you are subject to the special blackout period, provided you don’t tell them why there is a special blackout.
Regulation BTR Blackouts. Directors and officers may also be subject to trading blackouts pursuant to Regulation Blackout Trading Restriction, or Regulation BTR, under U.S. federal securities laws. In general, Regulation BTR prohibits any director or officer from trading in Company equity securities during a blackout period imposed under an “individual account” retirement or pension plan of the Company, during which at least 50% of the plan participants are prevented from purchasing, selling or otherwise acquiring or transferring an interest in equity securities of the Company held in individual account plans for a period of at least three consecutive business days, due to a temporary suspension of trading imposed by the Company or the plan fiduciary. Any profits realized from a transaction that violates Regulation BTR are recoverable by the Company, regardless of the intentions of the director or officer effecting the transaction. In addition, individuals who engage in such transactions are subject to sanction by the SEC as well as potential criminal liability. The Company will notify directors and officers if they are subject to a blackout trading restriction under Regulation BTR.
Pre-Clearance Groups. Aurora’s directors and officers and any other persons identified from time to time by the Compliance Officer as being subject to pre-clearance requirements must obtain pre-clearance prior to trading the Company’s securities at all times. If you are subject to pre-clearance requirements, you should submit a pre-clearance request to the Compliance Officer at least two business days prior to your desired trade date, including by submitting a compliance certification in the form specified by the Company. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction.
If the Compliance Officer is the requester, then Aurora’s Chief Executive Officer, or his or her delegate, must pre-clear or deny any trade. All trades must be executed within two business days of any pre-clearance.
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Even after pre-clearance, a person may not trade the Company’s securities if they become subject to a blackout period or aware of material nonpublic information prior to the trade being executed.
F.    Are there exceptions to the restrictions described in this Policy?
There are no unconditional “safe harbors” for trades made at particular times, and all persons subject to this Policy should exercise good judgment at all times. Even when a quarterly blackout period is not in effect, you may be prohibited from engaging in transactions involving the Company’s securities because you possess material nonpublic information, are subject to a special blackout period or are otherwise restricted under this Policy.
The following are certain limited exceptions to the quarterly and special blackout period restrictions and pre-clearance requirements imposed by the Company under this Policy:
1.stock option exercises where the purchase price of such stock options is paid in cash, and there is no other associated market activity;
2.receipt and vesting of stock options, restricted stock units, restricted stock or other equity compensation awards from the Company;
3.net share withholding with respect to equity awards where shares are withheld by the Company in order to satisfy tax withholding requirements, (x) as required by either the Company’s board of directors (or a committee thereof) or the award agreement governing such equity award or (y) as you elect, if permitted by the Company, so long as the election is (i) irrevocable during periods when you are subject to trading blackouts and (ii) made in writing at a time when a trading blackout is not in place and you are not in possession of material nonpublic information;
4.sell to cover transactions where shares are sold on your behalf upon vesting of equity awards and sold in order to satisfy tax withholding requirements, (x) as required by either the Company’s board of directors (or a committee thereof) or the award agreement governing such equity award or (y) as you elect, if permitted by the Company, so long as the election is (i) irrevocable during periods when you are subject to trading blackouts and (ii) made in writing at a time when a trading blackout is not in place and you are not in possession of material nonpublic information; however, this exception does not apply to any other market sale for the purposes of paying required withholding;
5.transactions made pursuant to a valid 10b5-1 trading plan approved by the Company (see Section G (How do 10b5-1 trading plans work?) below;
6.transfers by will or the laws of descent or distribution and, provided that prior written notice is provided to the Compliance Officer, distributions or transfers (such as certain tax planning or estate planning transfers) that effect only a change in the form of beneficial interest without changing your pecuniary interest in the Company’s securities; and
7.changes in the number of the Company’s securities you hold due to a stock split or a stock dividend that applies equally to all securities of a class, or similar transactions.
If there is a Regulation BTR blackout (and no quarterly or special blackout period), then the limited exceptions set forth in Regulation BTR will apply. Any other Policy exceptions must be approved by the Compliance Officer.
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G.    How do 10b5-1 trading plans work?
The Company permits its directors, officers and certain employees to adopt written 10b5-1 trading plans in order to mitigate the risk of trading on material nonpublic information. These plans allow for individuals to enter into a prearranged trading plan as long as the plan is not established or modified during a blackout period or when the individual is otherwise in possession of material nonpublic information. To be approved by the Company and qualify for an exception to the trading restrictions described in this Policy, any 10b5-1 trading plan adopted by an eligible Covered Person must be submitted to the Compliance Officer for approval and comply with the requirements set forth in the Requirements for Trading Plans attached as Exhibit A. If the Compliance Officer is the requester, then the Company’s Chief Executive Officer, Chief Financial Officer, or their delegate, must approve the written 10b5-1 trading plan.
H.    Are there special requirements under this Policy for people who are considered “Section 16” insiders?
All of the Company’s officers and directors and certain other individuals are required to comply with Section 16 of the Securities and Exchange Act of 1934 and related rules and regulations which set forth reporting obligations, limitations on “short swing” transactions, which are certain matching purchases and sales of the Company’s securities within a six-month period, and limitations on short sales.
To ensure transactions subject to Section 16 requirements are reported on time, each person subject to these requirements must provide the Company with detailed information (for example, trade date, number of shares, exact price, etc.) about his or her transactions involving the Company’s securities on the same day that the transaction occurs.
The Company is available to assist in filing Section 16 reports, but the obligation to comply with Section 16 is personal. If you have any questions, you should check with the Compliance Officer.
I.    What are the consequences for violations of this Policy?
Any Covered Persons who violate this Policy will be subject to disciplinary action by the Company, including ineligibility for future Company equity or incentive programs or termination of employment or an ongoing relationship with the Company. The Company has full discretion to determine whether this Policy has been violated based on the information available.
There are also serious legal consequences for individuals who violate insider trading laws, including large criminal and civil fines, significant imprisonment terms, disgorgement of any profits gained or losses avoided, and bars on serving as an officer or director of a public company. In addition to your own liability for insider trading, the Company, as well as individual directors, officers and other supervisory personnel, could face liability. Even the appearance of insider trading can lead to government investigations or lawsuits that are time-consuming. You may also be liable for improper securities trading by any person (commonly referred to as a “tippee”) to whom you have disclosed material nonpublic information that you have learned through your position at the Company or made recommendations or expressed opinions about securities trading on the basis of such information.
Please consult with your personal legal and financial advisors as needed. Note that the Company’s legal counsel, both internal and external, represent the Company and not you personally. There
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may be instances where you suffer financial harm or other hardship or are otherwise required to forego a planned transaction because of the restrictions imposed by this Policy or under securities laws. If you were aware of the material nonpublic information at the time of the trade, it is not a defense that you did not “use” the information for the trade. Personal financial emergency or other personal circumstances are not mitigating factors under securities laws and will not excuse your failure to comply with this Policy.
In addition, a blackout or trading-restricted period will not extend the term of your options. As a consequence, you may be prevented from exercising your options by this Policy or as a result of a blackout or other restriction on your trading, and as a result your options may expire by their term. It is your responsibility to manage your economic interests and to consider potential trading restrictions when determining whether to exercise your options. In such instances, the Company cannot extend the term of your options and has no obligation or liability to replace the economic value or lost benefit to you.
J.    Other Notices
Protected Activity Not Prohibited
Nothing in this Policy, or any related guidelines or other documents or information provided in connection with this Policy, shall in any way limit or prohibit you from engaging in any of the protected activities set forth in the Company’s Whistleblower Policy, as amended from time to time.
Reporting
If you believe someone is violating this Policy or otherwise using material nonpublic information that they learned through their position at the Company to trade securities, you should report it to the Compliance Officer, or if the Compliance Officer is implicated in your report, then you should report it in accordance with the Company’s Whistleblower Policy.
Amendments
The Company reserves the right to amend this Policy at any time, for any reason, subject to applicable laws, rules and regulations, and with or without notice, although it will attempt to provide notice in advance of any change. Unless otherwise permitted by this Policy, any amendments must be approved by the Board of Directors of the Company.
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Adopted on February 3, 2025.
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EXHIBIT A REQUIREMENTS FOR TRADING PLANS
For transactions under a trading plan to be exempt from (A) the prohibitions in the Company’s Insider Trading Policy (the “Policy”) of Aurora Innovation, Inc. (together with any subsidiaries, collectively the “Company”) with respect to transactions made while aware of material nonpublic information and (B) the pre-clearance procedures and blackout periods established under the Policy, the trading plan must comply with the affirmative defense set forth in Exchange Act Rule 10b5-1 and must meet the following requirements:
1.The trading plan must be in writing and signed by the person adopting the trading plan.
2.The trading plan must be adopted at a time when:
a.the person adopting the trading plan is not aware of any material nonpublic information; and
b.there is no quarterly, special or other trading blackout in effect with respect to the person adopting the plan.
3.The trading plan must be entered in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, and the person adopting the trading plan must act in good faith with respect to the trading plan.
4.The trading plan must include representations that, on the date of adoption of the trading plan, the person adopting the trading plan:
a.is not aware of material nonpublic information about the securities or the Company; and
b.is adopting the trading plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1.
5.The person adopting the trading plan may not have entered into or altered a corresponding or hedging transaction or position with respect to the securities subject to the trading plan and must agree not to enter into any such transaction while the trading plan is in effect.
6.Cooling-off Period:
a.For Section 16 Insiders: The first trade under the trading plan may not occur until the expiration of a cooling-off period consisting of the later of (i) 90 calendar days after the adoption of the trading plan and (ii) two business days after the filing by the Company of its financial results in a Form 10-Q or Form 10-K for the completed fiscal quarter in which the trading plan was adopted (but, in any event, this required cooling-off period is subject to a maximum of 120 days after adoption of the trading plan).
b.For non-Section 16 Insiders: The first trade under the trading plan may not occur until after the later of (i) termination of the next quarterly blackout period following adoption of the trading plan and (ii) 30 calendar days after adoption of the trading plan (but, in any event,
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this required cooling-off period is subject to a maximum of 120 days after adoption of the trading plan).
7.The trading plan must have a minimum term of one year (starting from the date of adoption of the trading plan).
8.The person adopting the trading plan may not have an outstanding (and may not subsequently enter into any additional) trading plan except as permitted by Rule 10b5-1. For example, as contemplated by Rule 10b5-1, a person may adopt a new trading plan before the scheduled termination date of an existing trading plan, so long as the first scheduled trade under the new trading plan does not occur prior to the last scheduled trade(s) of the existing trading plan and otherwise complies with these guidelines. Termination of the existing trading plan prior to its scheduled termination date may impact the timing of the first trade or the availability of the affirmative defense for the new trading plan; therefore, persons adopting a new trading plan are advised to exercise caution and consult with the Compliance Officer prior to the early termination of an existing trading plan.
9.Any modification or change to the amount, price or timing of transactions under the trading plan is deemed the termination of the trading plan and the adoption of a new trading plan (“Modification”). Therefore, a Modification is subject to the same conditions as a new trading plan as set forth in Sections 1 through 8 herein.
10.Within the one-year period preceding the adoption or a Modification of a trading plan, a person may not have otherwise adopted or made a Modification to a plan more than once.
11.A person may adopt a single trade plan (i.e., a trading plan designed to cover a single trade only once in any consecutive 12-month period) except as permitted by Rule 10b5-1.
12.If the person that adopted the trading plan terminates the plan prior to its stated duration, he or she may not trade in the Company’s securities until after the expiration of 30 calendar days following termination, and then only in accordance with the Policy.
13.The Company must be promptly notified of any Modification or termination of the trading plan, including any suspension of trading under the trading plan.
14.The Company must have authority to require the suspension or cancellation of the trading plan at any time.
15.If the trading plan grants discretion to a stockbroker or other person (a “Designee”) with respect to the execution of trades under the trading plan:
a.trades made under the trading plan must be executed by someone other than the stockbroker or other person that executes trades in other securities for the person adopting the trading plan;
b.if the Designee has discretion over whether to execute all transactions in a single trade, the trading plan shall be deemed a single trade plan, and shall be subject to the limitations set forth in Section 11 above;
c.the person adopting the trading plan may not confer with the person administering the trading plan regarding the Company or its securities; and
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d.the person administering the trading plan must provide prompt notice to the Company of the execution of a transaction pursuant to the plan.
16.All transactions under the trading plan must be in accordance with applicable law.
17.The trading plan (including any Modification) must meet such other requirements as the Compliance Officer may determine.
18.Any trading plans adopted or modified prior to February 27, 2023 (the “Effective Date”) are permitted to continue in place until all trades are executed thereunder or they expire by their terms (“Grandfathered Plans”). If the person undertakes a Modification of a Grandfathered Plan on or after the Effective Date, then the Modification must meet all of the requirements set forth herein.

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